Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated March 14, 2013

1.750% Notes due 2020

2.750% Notes due 2025

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.750% Notes due 2020 (the “2020 Notes”) 2.750% Notes due 2025 (the “2025 Notes”)

Aggregate Principal Amount:	2020 Notes: €1,250,000,000 2025 Notes: €750,000,000

Maturity Date:	2020 Notes: March 19, 2020 2025 Notes: March 19, 2025

Coupon:	2020 Notes: 1.750% 2025 Notes: 2.750%

Interest Payment Dates:	2020 Notes: Annually on each March 19, commencing March 19, 2014 2025 Notes: Annually on each March 19, commencing March 19, 2014

Price to Public:	2020 Notes: 99.356% of principal amount 2025 Notes: 99.456% of principal amount

Underwriting Discount:	2020 Notes: 0.225% 2025 Notes: 0.300%

Net Proceeds:	2020 Notes: €1,239,137,500 (before expenses) 2025 Notes: €743,670,000 (before expenses)

Benchmark Security:	2020 Notes: 3.250% due Jan 4, 2020 2025 Notes: 1.500% due Feb 15, 2023

Benchmark Security Yield:	2020 Notes: 0.799% 2025 Notes: 1.473%

Spread to Benchmark Security:	2020 Notes: +105 basis points 2025 Notes: +133.1 basis points

Re-Offer Yield:	2020 Notes: 1.849% 2025 Notes: 2.804%

Mid-Swap Yield:	2020 Notes: 1.299% 2025 Notes: 1.974%

Spread to Mid-Swap Yield:	2020 Notes: +55 basis points 2025 Notes: +83 basis points

Settlement Date (T+3):	March 19, 2013

CUSIP/ISIN:	2020 Notes: 718172 BA6/ XS0906815088 2025 Notes: 718172 BB4/ XS0906815591

Listing:	Application will be made to list the 2020 Notes and the 2025 Notes on the New York Stock Exchange.

Joint Book-Running Managers:	BNP Paribas Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch J.P. Morgan Securities plc The Royal Bank of Scotland plc
Co-Manager:	Banco Bilbao Vizcaya Argentaria, S.A.

Allocations:	2020 Notes	2025 Notes
BNP Paribas	€237,500,000	€142,500,000
Credit Suisse Securities (Europe) Limited	€237,500,000	€142,500,000
Deutsche Bank AG, London Branch	€237,500,000	€142,500,000
J.P. Morgan Securities plc	€237,500,000	€142,500,000
The Royal Bank of Scotland plc	€237,500,000	€142,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	€62,500,000	€37,500,000

Total	€1,250,000,000	€750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send- you the prospectus if you request it by calling BNP Paribas at +20 7595 8222, Credit Suisse Securities (Europe) Limited at +44 20 7888 4021, Deutsche Bank AG, London Branch at 1 800 503 4611, J.P. Morgan Securities plc at 1 866 430 0686 or The Royal Bank of Scotland plc at +44 20 7085 4154.

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